EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET REPORTS FIRST QUARTER FISCAL 2014 RESULTS

- Comparable Store Sales Decrease of 0.7%

- Company Expands and Extends Bank Credit Facility to 2018

- Next Generation Store Opens in Downtown Los Angeles

- Implements Operational Improvements

LOS ANGELES – (August 14, 2013) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced its financial results for the first quarter ended June 30, 2013.

First Quarter 2014 Results

Sales decreased 2.8% to $81.5 million for the first quarter of 2014 from $83.8 million in the same period last year. Sales were lower primarily due to a sales decrease of $1.1 million from the closure of two underperforming stores, a 31.0% sales decrease in its Team Sales Division from the departure of sales representatives, and a decrease in comparable store sales. The declines were offset by a 37.6% increase in online sales. The Company has hired new sales reps for Team Sales, and the Division’s dedicated website has been delivering promising results following an upgrade implemented last quarter.

Comparable store sales decreased 0.7% for the first quarter ended June 30, 2013 compared to the same period of last year, reflecting a weaker-than-anticipated retail sales environment. In response, Sport Chalet increased its promotional activity to stimulate sales. The promotions had an impact on gross margin, which decreased to 26.3% from 27.9% in the first quarter of last year.

Selling, general and administrative expenses as a percent of sales increased to 26.5% from 24.7% in the first quarter of last year, primarily due to increases in advertising, investments to support the growth of the online business, and labor-related expenses.

The Company’s net loss for the first quarter of 2014 was $2.8 million, or $0.20 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share, in the first quarter of last year.

On June 30, 2013, the Company’s bank credit facility had a borrowing capacity of $65.0 million, of which the Company utilized $56.2 million (including a letter of credit of $4.5 million) and had $8.8 million in availability, $2.3 million above the availability requirement of $6.5 million. The amount of availability fluctuates due to seasonal changes in sales and inventory purchases throughout the year.

Expansion and Extension of Bank Credit Facility

On August 14, 2013, the Company amended its credit facility with its existing bank, Bank of America, N.A., increasing its previous $65.0 million credit facility (which had a seasonal increase to $70.0 million from September 1 to December 31 of each year), which was due to expire in October 2014, to a $75.0 million credit facility. The expanded credit facility allows the Company to borrow on more favorable terms and conditions with an increase in availability, a reduction in interest rates and an extended expiration date to August 2018.

Launch of Next Generation Store

On June 28, 2013, Sport Chalet opened its next generation store in Downtown Los Angeles at FIGat7th, a premier shopping and dining destination. The smaller store format (27,000 sq. ft. compared to the Company’s typical 42,000 sq. ft. format) showcases a modern store layout with moveable fixtures and shelves, and incorporates many of Sport Chalet’s strategic initiatives, such as the use of mobile technology for in-store shopping, data-driven customization of product mix to reflect local customers’ needs, and improved inventory management. Sport Chalet’s FIGat7th store demonstrates that the Company can build a dynamic, productive store in an urban setting, which opens many new possibilities for geographic expansion.

Operational Improvements

The Company has taken a number of steps meant to reduce expenses and improve inventory management. Through the closure of underperforming stores, selected staff reductions, and the renegotiation of logistics and software contracts, the Company has reduced its annualized operating expenses by approximately $3.2 million. In addition, Sport Chalet is improving its inventory systems by tailoring merchandise mix to meet the needs of local customers and aggressively managing inventory at both the store and vendor levels. As a result, the Company entered the second quarter with very little aged inventory.

CEO Commentary

“Our first quarter sales were lower than expected, which was disappointing following the positive momentum we experienced at the end of fiscal 2013,” said Craig Levra, Chairman and Chief Executive Officer. “We are closely monitoring the uneven retail environment and will continue to respond as appropriate with promotional activities, including radio advertising and Action Pass member outreach.”

“We are making solid headway in implementing our recently announced strategic initiatives, which are designed to drive sales by reinforcing the Sport Chalet brand as the specialty sports retailer of choice. We have added new drop ship vendors to our online store and are adding mobile devices in stores to give customers access to the broadest selection of merchandise and the most seamless shopping experience across all of our channels.”

“We have taken significant costs out of our business and continue to evaluate opportunities to reduce our cost structure in a targeted and prudent manner. With our expanded, five-year $75.0 million credit facility, we have ample resources to execute our plan. When our customers return in full-force, we expect that the operating leverage we have built into our business model, and the strategic initiatives we are implementing, will result in improved financial performance.”

Conference Call Info

The Company will be hosting a conference call and audio webcast, both open to the public, today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review its financial results for the first quarter ended June 30, 2013. Investors will have the opportunity to listen to the earnings conference call over the internet through an audio webcast located at http://www.media-server.com/m/p/amxt4suf. The conference call may also be accessed by dialing (866) 700-6293 and entering passcode 29522581. A dial-in replay of the call will be available approximately two hours after the conference call through Midnight Pacific Time on Saturday, September 14, 2013 by dialing (888) 286-8010 and entering passcode 27219330.

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Sport Chalet, Inc.

Consolidated Statements of Operations

	13 weeks ended
	June 30, 2013	July 1, 2012
	(in thousands, except per share amounts)
Net sales	$81,525	$83,849
Cost of goods sold, buying and occupancy costs	60,060	60,481
Gross profit	21,465	23,368

Selling, general and administrative expenses	21,604	20,738
Depreciation and amortization	2,166	2,069
(Loss) income from operations	(2,305)	561

Interest expense	541	458
Net (loss) income	$(2,846)	$103

(Loss) earnings per share:
Basic	$(0.20)	$0.01
Diluted	$(0.20)	$0.01

Weighted average number of common shares outstanding:
Basic	14,190	14,190
Diluted	14,190	14,199

Sport Chalet, Inc.

Consolidated Balance Sheets

	June 30,	March 31,
	2013	2013
	(Unaudited)
Assets	(in thousands, except share amounts)
Current assets:
Cash and cash equivalents	$4,155	$3,775
Accounts receivable, net	5,687	5,169
Merchandise inventories	109,147	104,255
Prepaid expenses and other current assets	3,853	1,830
Total current assets	122,842	115,029

Fixed assets, net	18,168	18,338
Total assets	$141,010	$133,367

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$37,707	$33,512
Loan payable to bank	51,702	46,324
Salaries and wages payable	4,183	3,367
Other accrued expenses	20,362	18,839
Total current liabilities	113,954	102,042

Deferred rent	14,597	16,075
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares – 2,000,000 Issued and outstanding shares – none	-	-
Class A Common Stock, $.01 par value: Authorized shares – 46,000,000 Issued and outstanding shares – 12,414,490 at June 30, 2013 and March 31, 2013	124	124
Class B Common Stock, $.01 par value: Authorized shares – 2,000,000 Issued and outstanding shares – 1,775,821 at June 30, 2013 and March 31, 2013	18	18
Additional paid-in capital	37,373	37,318
Accumulated deficit	(25,056)	(22,210)
Total stockholders’ equity	12,459	15,250
Total liabilities and stockholders’ equity	$141,010	$133,367

Sport Chalet, Inc.

Consolidated Statements of Cash Flows

	13 weeks ended
	June 30, 2013	July 1, 2012
	(in thousands)
Operating activities
Net (loss) income	$(2,846)	$103
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,166	2,069
Loss on disposal of property and equipment	-	(11)
Share-based compensation	55	62
Changes in operating assets and liabilities:
Accounts receivable	(518)	(1,997)
Merchandise inventories	(4,891)	(8,612)
Prepaid expenses and other current assets	(2,023)	109
Accounts payable	4,688	11,109
Salaries and wages payable	816	1,146
Other accrued expenses	1,523	(586)
Deferred rent	(1,478)	(716)
Net cash (used in) provided by operating activities	(2,508)	2,676

Investing activities
Purchase of fixed assets	(2,490)	(940)
Proceeds from sale of assets	-	11
Net cash used in investing activities	(2,490)	(929)

Financing activities
Proceeds from bank borrowing	92,262	87,653
Repayment of bank borrowing	(86,884)	(86,484)
Net cash provided by financing activities	5,378	1,169

Increase in cash and cash equivalents	380	2,916
Cash and cash equivalents at beginning of period	3,775	2,811
Cash and cash equivalents at end of period	$4,155	$5,727

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$541	$433

Supplemental disclosure of non-cash investing and financing activities
Purchases of fixed assets on credit	$903	$156